Schedule B
to the Rule 12b-1 Plan

(as amended on September 11, 2014 to add the Poplar Forest Cornerstone Fund and the
Poplar Forest Outliers Fund)

Series or Fund of Advisors Series Trust
Poplar Forest Partners Fund, Class A
Poplar Forest Cornerstone Fund, Class A
Poplar Forest Outliers Fund, Class A

ADVISORS SERIES TRUST	POPLAR FOREST CAPITAL, LLC
on behalf of the Funds listed on Schedule A

By: /s/ Douglas G. Hess	By: /s/ J. Dale Harvey

Print Name: Douglas G. Hess	Print Name: J. Dale Harvey

Title: President	Title: Chief Executive Officer